Exhibit 10.3
ADVISORY AGREEMENT
This Advisory Agreement (as may be amended, the “Agreement”) is entered into between Stem, Inc. (“Company”) and Spencer Doran Hole (“Advisor”) effective as of July 17, 2025 (“Effective Date”). Company and Advisor agree as follows:
1.Background; Services. Effective as of the Effective Date, Advisor has resigned from his position as Chief Financial Officer (“CFO”) and EVP, as well as any other offices or directorships at the Company and its affiliates. As of the Effective Date, Executive’s employment with the Company and all of its subsidiaries shall terminate. In consideration of the mutual covenants and agreements herein contained, the Company and Advisor enter into an agreement retaining Advisor’s advisory services, as described herein at Company’s request (the “Services”), including by being available by telephone during normal business hours to answer queries from the Company regarding areas of Advisor’s scope of responsibilities while CFO of the Company, all subject to the terms and conditions of this Agreement.
2.Term. The term will commence on the Effective Date and will continue until the close of business on August 7, 2025 (the “Term”), during which Term Advisor shall be available to provide advisory services as requested.
3.Consideration. During the Term, or if Advisor engagement is terminated sooner pursuant to Section 6, until such termination, Advisor will be entitled to a total cash payment of $18,269.23, with an IRS Form 1099 to be issued in due course, which shall be paid no later than August 15, 2025. Advisor will also be entitled to reimbursement for reasonable, documented expenses for which Advisor receives prior approval from the Company. Further, as Advisor will remain in Continuous Service (as such term is defined in the Stem, Inc. 2024 Equity Incentive Plan (as amended, the “Plan”)) to the Company, the restricted stock units granted to Advisor pursuant Section 3.5(b) of the Employment Agreement (the “Sign-on RSUs”) shall continue to vest and become fully vested on August 7, 2025, and will otherwise remain governed by the terms of the applicable award agreement and the Plan.
4.Ownership. Company owns, and Advisor hereby assigns to Company, all works of authorship, technology, inventions, intellectual property and related rights (including all rights to priority and rights to file patent applications and/or registered designs) throughout the world that arise in whole or part out of, or in connection with, the Services or any Proprietary Information (“Inventions”). Advisor waives all moral rights in and to such Inventions, and all similar rights under the laws of any jurisdiction, whether now existing or conferred in the future. Advisor agrees to, upon Company’s request, execute and deliver to Company any documents deemed necessary by Company to perfect its rights in the Inventions.
5.Proprietary Information. Advisor agrees that all Inventions and other business, technical, trade secret and financial information (including, without limitation, the identity of and information relating to Company’s customers or employees) Advisor obtains from or assigns to Company, or learns in connection with the Services, constitute “Proprietary Information.” Advisor will hold in confidence and not disclose or, except as is necessary to perform the Services, use any Proprietary Information. However, Advisor will not be so obligated with respect to information that (i) Advisor can document is in or enters the public
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domain through no fault of Advisor, or (ii) that Advisor knew without restriction prior to its disclosure by Company. Upon termination or as otherwise requested by Company, Advisor will promptly return to Company all items and copies containing or embodying Proprietary Information. Notwithstanding the foregoing nondisclosure obligations, pursuant to 18 U.S.C. Section 1833(b), Advisor will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made: (1) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (2) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.
6.Termination. Either party may terminate this Agreement at any time, for any reason, by giving the other written notice, provided, in the event the Company terminates this Agreement without Cause (as such term is defined pursuant to the Employment Agreement), all Sign-on RSUs shall be deemed to have immediately vested upon such termination.
7.Relationship of the Parties. Notwithstanding any provision hereof, for all purposes of this Agreement, each party will be and act as an independent contractor and not as a partner, joint venturer, agent or employee of the other and will not bind nor attempt to bind the other to any contract. Except as set forth in a Separation and Release Agreement to be entered into between the Company and Advisor, Advisor will not be eligible to participate in any of Company’s employee benefit plans, fringe benefit programs, group insurance arrangements or similar programs. Subject to Advisor’s obligations under this Agreement and the Separation and Release Agreement, it is understood and agreed that Advisor may provide services to third parties during the Term, provided that such third parties are not competitors of the Company or its subsidiaries.
8.Miscellaneous. This Agreement and the Services performed hereunder are personal to Advisor and Advisor will not have the right or ability to assign, transfer or subcontract any obligations under this Agreement without the written consent of Company. Any attempt to do so will be void. Company will be free to transfer any of its rights under this Agreement to a third party. Any breach of Sections 4 or 5 will cause irreparable harm to the Company for which damages would not be an adequate remedy, and therefore, Company will be entitled to injunctive relief with respect thereto in addition to any other remedies. This is the entire agreement between the parties with respect to the subject matter hereof and no changes or modifications or waivers to this Agreement will be effective unless in writing and signed by both parties. This Agreement may be executed in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act or other applicable law) or other transmission method and any counterpart so delivered will be deemed to have been duly and validly delivered and be valid and effective for all purposes. In the event that any provision of this Agreement is determined to be illegal or unenforceable, that provision will be limited or eliminated to the minimum extent necessary so that this Agreement will otherwise remain in full force and effect and enforceable. This Agreement is governed by and construed in accordance with the laws of the State of Texas without regard to the conflicts of law provisions thereof. In any action or proceeding to enforce rights under this Agreement, the prevailing party will be entitled to recover costs and attorneys’ fees. Any notice required or permitted by this Agreement will be in writing and will be delivered as follows with notice deemed given as indicated: (i) by personal delivery when delivered personally; (ii) by overnight courier upon written verification of receipt; (iii) by email (provided, however, if the sender receives an automatically generated notification that such email was not delivered, such attempted email notice shall be ineffective and deemed not to have been given); or (iv) by certified or registered mail, return receipt requested, upon verification of receipt. Notice will be sent to the addresses set forth below or such other address as either party may specify in writing.
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The undersigned have executed this Advisor Agreement as of the Effective Date.

COMPANY:

Stem, Inc.

By:

Name: Taylor Beeninga Title: VP, People and Culture

Email:	Taylor.beeninga@stem.com

Address:	1400 Post Oak Boulevard, Suite 560
Houston, Texas 77056

ADVISOR:

Spencer Doran Hole

[email on file with the company]
Email

Address:	[address on file with the Company]

Phone Number: